EXHIBIT 4.3


                              OPTION AGREEMENT


          This Agreement is entered into this 2nd day of March, 1992 between Stanley Hiller ("Hiller") and LGZ, Inc. ("LGZ"), a Washington corporation.

          WHEREAS, LGZ owns 1,259,725 shares of common stock of Key Tronic Corporation, a Washington corporation ("Key Tronic").

          WHEREAS, Hiller and certain members of a management group formed by Hiller (the "Hiller Group") have been requested by Key Tronic to become involved in the management of Key Tronic; and

          WHEREAS, LGZ wishes to provide incentives for Hiller and the Hiller Group to perform such services.

          NOW, THEREFORE, the parties hereto agree as follows:

          1. Grant of Option. In consideration of the agreement of Hiller and the Hiller Group to become involved in the management of Key Tronic and in consideration of payment of the sum of $100, receipt of which is hereby acknowledged, LGZ hereby grants Hiller an option (the "Option") to purchase 1,000,000 shares of Key Tronic common stock (the "Option Shares") at an exercise price of $6.00 per share. Subject to Sections 4 and 5 of this Agreement, the Option may be exercised in whole or in part at any time within three (3) years from the date of this Agreement by notice thereof in writing sent to LGZ in accordance with Section 8.10 of this Agreement. Such notice shall specify the number of Option Shares to be purchased, and the date upon which Hiller will purchase the Option Shares pursuant to such exercise, which date shall not be later than ten (10) business days and not earlier than three (3) business days after the date of the notice. The closing of the purchase shall occur in Spokane, Washington. The Option shall continue in force in accordance with the terms of this Agreement as to any Option Shares not purchased pursuant to an Option exercise.

          2. Payment and Delivery. At any closing hereunder, Hiller shall make payment to LGZ of the aggregate purchase price for the Option Shares as to which the Option is exercised in next day funds by certified or cashier's bank check payable to the order of LGZ. LGZ shall deliver to Hiller its certificate or certificates representing the Option Shares so purchased duly endorsed for transfer to Hiller.

          3. Approval of LGZ Board of Directors and Shareholders. (a) LGZ has full corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby; (b) the Board of Directors and Shareholders of LGZ has taken all action required by law, its Articles of Incorporation, its Bylaws or otherwise to authorize the execution and delivery of this Agreement and the transactions contemplated hereby and no other corporate action is necessary to authorize the execution and delivery hereof or the consummation of the transactions contemplated hereby; and (3) this Agreement has been duly and validly executed and delivered by LGZ, and constitutes the valid and binding obligation of LGZ enforceable in accordance with its terms, except as may be limited by laws affecting the enforcement of creditor's rights and equitable principles generally.

          4. Early Termination of Option. The Option shall terminate without notice: (a) if the Hiller Proposal (as defined in Section 5 below) is not approved by the Key Tronic shareholders within nine (9) months from the date of this Agreement; and (b) at such time as Hiller or the Hiller Group is no longer involved in the management of Key Tronic. For purposes of this Agreement, Hiller shall be deemed to be involved in the management of Key Tronic if Hiller or a member of the Hiller Group shall be an employee, officer or director of Key Tronic. In addition, if on or before eighteen (18) months from the date hereof, the price of Key Tronic's common stock has not reached $6.00 per share or the after-tax earnings of Key Tronic have not reached $.50 per share (both adjusted for stock splits, combinations or similar events), then the Option shall terminate without notice eighteen (18) months from the date hereof unless Hiller shall have paid to LGZ on or before that date the sum of One Hundred Thousand Dollars ($100,000) cash.

          5. Shareholder Approval of Key Tronic Option. Hiller and Key Tronic have entered into an agreement pursuant to which Hiller and the Hiller Group will be granted options to purchase Key Tronic stock (the "Key Tronic Option") and certain persons will be nominated as candidates for the Key Tronic Board of Directors (the "Hiller Proposal"). A copy of the Hiller Proposal is attached hereto as Exhibit A. The Hiller Proposal will be presented to the Key Tronic shareholders for their approval as soon as possible. The Option shall not be exercisable until the Key Tronic shareholders have approved the Hiller Proposal or a substantially similar proposal.

          6. Assignment of Option. LGZ acknowledges that Hiller may assign all or a portion of the Option to members of the Hiller Group and others and agrees that the Option may be assigned by Hiller without the consent of LGZ. Written notice of any such assignment shall be given to LGZ within ten (10) days thereof in accordance with Section 8.10 of this Agreement. If any assignee of all or a portion of the Option is unable or unwilling to pay the exercise price as required hereunder upon an exercise of the Option, Hiller shall pay such exercise price.

          7. Irrevocable Proxy. LGZ agrees that it shall consult with Hiller with respect to the voting of its shares of Key Tronic stock, and shall vote those shares as Hiller and LGZ shall agree. LGZ specifically agrees to vote all shares of Key Tronic stock then owned by it in favor of the Hiller Proposal when presented to the Key Tronic shareholders for their approval. If Hiller so requests, LGZ shall irrevocably appoint and constitute Stanley Hiller, a member of the Hiller Group, or such other person as may be designated by Hiller or his successor in interest under this Agreement, as its attorney and proxy to attend meetings, vote, give consents, and in all other ways to act in its place and stead as the holder of all shares of Key Tronic's common stock then owned by LGZ until the expiration or termination of the Option. LGZ acknowledges that the proxy granted pursuant to this Section is coupled with an interest. Any proxies heretofore given by LGZ with respect to its Key Tronic stock are hereby revoked. If LGZ sells or otherwise transfers any of its Key Tronic stock subject to a proxy granted subject to this section but not subject to the Option, the proxy shall terminate as to such shares.

          8.   Representations and Warranties.

               8.1 LGZ is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington. LGZ shall remain in good standing until the Option is exercised or terminates.

               8.2 The execution and delivery of this Agreement or the consummation of the transactions contemplated hereby will not: (i) violate any provision of the Articles of Incorporation or Bylaws of LGZ; (ii) violate, or be in conflict with, or constitute a default (or an event which, with or without due notice or lapse of time, or both, would constitute a default) under any debt, obligation, contract, commitment or other agreement to which LGZ is a party or by which it or any of its properties or assets is or may be bound;
(iii) result in the creation or imposition of any mortgage, pledge, lien, security interest, encumbrance, restriction or charge of any kind, upon any of LGZ's Key Tronic stock under any debt, obligation, contract, commitment or other agreement to which LGZ is a party or by which it or any of its properties or assets is or may be bound; or (iv) violate any statute or law or any judgement, decree, order, regulation or rule of any court or governmental authority.
               8.3 No consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority is required by LGZ in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

               8.4 LGZ is the true and lawful owner of and has good and marketable title to all of the Option Shares. Upon exercise of the Option pursuant to this Agreement Hiller will acquire good and marketable title to all Option Shares free and clear of all claims, liens, title defects and objections, equities, security interests or other encumbrances or restrictions of any kind.

          9.   Miscellaneous Provisions.

               9.1 Expenses. Each of the parties hereto shall bear its own fees and expenses in connection with the preparation and consummation of the transactions contemplated hereby, whether or not such transactions are consummated, including, without limitation, attorneys, accountants and other professional fees and expenses.

               9.2 Amendment and Modification. Subject to applicable law, this Agreement may be amended or supplemented only by written agreement of the parties hereto.

               9.3 Waiver of Compliance. Any failure of LGZ, on the one hand, or Hiller, on the other, to comply with any obligation, agreement or condition herein may only be expressly waived in writing by Hiller or LGZ, respectively, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

               9.4 Parties in Interest. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by any reason of this Agreement on any persons other than the parties to it and their respective permitted successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third persons any right of subrogation or action over against any party to this Agreement.

               9.5 Recovery of Litigation Costs. If any legal action or any other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the prevailing party or parties shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

               9.6 Governing Law. This Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the laws of the State of Washington without reference to conflict of laws principles.

               9.7 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

               9.8 Headings. The headings of the Sections of this Agreement are inserted for convenience only and shall not constitute a part hereof.

               9.9 Entire Agreement. This Agreement embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, warranties, covenants, or undertakings, other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

               9.10 Notices. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, or on the fourth day after mailing if mailed to the party to whom notice is being given, by first class mail, registered or certified, postage prepaid, or on the date of confirmation of confirmed receipt if sent by telex or facsimile. Notice shall be sent to:

                    To LGZ at:     LGZ, Inc.
                              East 925 Sturgeon Road
                              Rathdrum, Idaho  83858
                              Attention:  President

                    To Hiller at:  Stanley Hiller
                              3000 Sand Hill Road
                              Building 2, Suite 260
                              Menlo Park, Calif.  94025

               9.11 Further Assurances. The parties hereto agree to execute any and all other documents and to take such other action or corporate proceeding as may be reasonably necessary or desirable to carry out the terms hereof, including, but not limited to, the legending of LGZ's stock certificates to reflect the existence of the Option and, if applicable, any proxy granted pursuant to this Agreement.

               9.12 Stock Splits, etc. In the event of any stock split, stock dividend, combination or other change in the capitalization of Key Tronic ("Recapitalization"), the number of shares subject to the Option shall be appropriately adjusted so that the number of shares subject to the Option shall represent the same portion of the outstanding key Tronic stock before and after the Recapitalization.

               10. Mandatory Exercise of Option. If Hiller or any member of the Hiller Group (or any assignee of Hiller, or any member of the Hiller Group) exercises all or a proportion of the Key Tronic Option (as described in Section 5) Hiller must exercise no less than the same proportion of the Option at the same time in accordance with Section 1 hereof.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

LGZ, Inc.



By:
     Lewis G. Zirkle                    Stanley Hiller
     Chairman and President

duly given on the date of service if served personally on the party to whom notice is to be given, or on the fourth day after mailing if mailed to the party to whom notice is being given, by first class mail, registered or certified, postage prepaid, or on the date of confirmation of confirmed receipt if sent by telex or facsimile. Notice shall be sent to:

                    To LGZ at:     LGZ, Inc.
                              East 925 Sturgeon Road
                              Rathdrum, Idaho  83858
                              Attention:  President

                    To Hiller at:  Stanley Hiller
                              3000 Sand Hill Road
                              Building 2, Suite 260
                              Menlo Park, Calif.  94025

               9.11 Further Assurances. The parties hereto agree to execute any and all other documents and to take such other action or corporate proceeding as may be reasonably necessary or desirable to carry out the terms hereof, including, but not limited to, the legending of LGZ's stock certificates to reflect the existence of the Option and, if applicable, any proxy granted pursuant to this Agreement.

               9.12 Stock Splits, etc. In the event of any stock split, stock dividend, combination or other change in the capitalization of Key Tronic ("Recapitalization"), the number of shares subject to the Option shall be appropriately adjusted so that the number of shares subject to the Option shall represent the same portion of the outstanding key Tronic stock before and after the Recapitalization.

               10. Mandatory Exercise of Option. If Hiller or any member of the Hiller Group (or any assignee of Hiller, or any member of the Hiller Group) exercises all or a proportion of the Key Tronic Option (as described in Section 5) Hiller must exercise no less than the same proportion of the Option at the same time in accordance with Section 1 hereof.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

LGZ, Inc.



By:  /s/  Lewis G. Zirkle               /s/  Stanley Hiller
     Lewis G. Zirkle                    Stanley Hiller
     Chairman and President